Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                  Contact:  Joanne Lattanzi
                                                 First National Bank of Ipswich
                                                 (978) 356-8105

                                                 Alexander Caswell
                                                 Regan Communications
                                                 (617) 488-2885

                    First Ipswich Bancorp Announces Earnings

Ipswich, MA, November 14, 2005 - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, today announced earnings for the three months and nine months ended September 30, 2005.

The Company reported assets of $390.3 million as of September 30, 2005. Net loans increased $62.6 million, or 37.8%, since September 30, 2004 to $228.2 million as of September 30, 2005 due primarily to the acquisition of loans at the new Boston branch in June 2005. Deposits increased $9.9 million, or 3.8%, to $267.6 million as of September 30, 2005. Net income for the quarter-ended September 30, 2005 was $130,000 compared to a net income of $325,000 for the quarter-ended September 30, 2004. Basic and diluted earnings per share for the quarter-ended September 30, 2005 were both $0.06 per share. Net income for the nine months ended September 30, 2005 was $284,000 compared to net income of $635,000 for the nine months ended September 30, 2004.

Commenting on the Company's results, Donald P. Gill, President and Chief Executive Officer, stated, "The expenses associated with the recent expansion of our branch network and product lines continued to impact earnings in the third quarter, as expected. We anticipate that these initiatives will contribute to future earnings growth as these branches and products reach their full potential. In addition, we are pleased to report increases in net income and deposits over the second quarter."

Financial Highlights (un-audited)

                                 Three months ended September 30,          Nine months ended September 30,
                                ---------------------------------         --------------------------------
                                     2005                2004                2005                2004
                                --------------------------------------------------------------------------
                                                      (In thousands, except per share data)
Net income (loss)                   $  130              $  325              $  284              $  635
Earnings per share:
   Basic                            $ 0.06              $ 0.16              $ 0.13              $ 0.34
   Diluted                          $ 0.06              $ 0.15              $ 0.13              $ 0.32
Weighted average shares
   outstanding:
   Basic                             2,220               2,058               2,220               1,859
   Diluted                           2,220               2,161               2,220               1,962

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First Ipswich Bancorp is the bank holding company of The First National Bank of
Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates thirteen full-service offices in Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly, Boston, and Cambridge, Massachusetts, and Londonderry, Manchester, Newington and Salem, New Hampshire. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release may contain "forward-looking statements." Words such as "intends," "believes," "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the effect of the Bank's acquisition of the Boston branch of Atlantic Bank of New York, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, general and local economic conditions, the Bank's continued ability to attract and retain deposits, the Company's ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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